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                                                                    Exhibit 11


                          The Williams Companies, Inc.
         Computation of Earnings Per Common and Common-Equivalent Share

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

                                                                               (Thousands, except per-share amounts)
                                                                          -----------------------------------------------
                                                                           Three months ended          Six months ended
                                                                                 June 30,                  June 30,
                                                                          -----------------------------------------------
                                                                            1997         1996         1997         1996
                                                                          -----------------------------------------------
Primary earnings:
  Net income                                                              $107,800     $ 80,400     $213,700     $185,300
  Preferred stock dividends:
    $2.21 cumulative preferred stock                                           400          400          800          800
    $3.50 cumulative convertible preferred stock                             2,200        2,200        4,400        4,400
                                                                          -----------------------------------------------
  Income applicable to common stock                                       $105,200     $ 77,800     $208,500     $180,100
                                                                          ===============================================

Primary shares:
  Average number of common shares outstanding during the period            158,630      157,290      158,269      156,901
  Common-equivalent shares attributable to options and deferred stock        4,081        5,082        4,111        5,105
                                                                          -----------------------------------------------
  Total common and common-equivalent shares                                162,711      162,372      162,380      162,006
                                                                          ===============================================

Primary earnings per common and common-equivalent share                   $    .65     $    .48     $   1.28     $   1.11


Fully diluted earnings:
  Net income                                                              $107,800     $ 80,400     $213,700     $185,300
  $2.21 cumulative preferred stock dividends                                   400          400          800          800
                                                                          -----------------------------------------------
  Income applicable to common stock                                       $107,400     $ 80,000     $212,900     $184,500
                                                                          ===============================================
Fully diluted shares:
  Average number of common shares outstanding during the period            158,630      157,290      158,269      156,901
  Common-equivalent shares attributable to options and deferred stock        4,081        5,082        4,363        5,289
  Dilutive preferred shares                                                  5,858        5,859        5,859        5,859
                                                                          -----------------------------------------------
  Total common and common-equivalent shares                                168,569      168,231      168,491      168,049
                                                                          ===============================================

Fully diluted earnings per common and common-equivalent share             $    .64     $    .47     $   1.26     $   1.10

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